Exhibit 5.1

Sapiens International Corporation NV

Kaya Richard J. Beaujon z/n

Curaçao

Registration Statement on Form S-8

SAPIENS INTERNATIONAL CORPORATION N.V.

Curaçao, September 27 2016,

Ladies and Gentlemen:

We have acted as legal counsel (advocaat) in Curaçao for the purpose of rendering a legal opinion as to certain matters of Curaçao law in connection with the registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (the “Securities Act”) with respect to Sapiens International Corporation N.V., a limited liability company (naamloze vennootschap) incorporated under the laws of the former Netherlands Antilles and currently existing under the laws of Curaçao, having its registered office at Kaya Richard J. Beaujon z/n, Curaçao (the “Company”) for the registration of the offer and sale of 4,000,000 common shares, par value € 0.01, of the Company (“Common Shares”) that are available for issuance under the Company’s 2011 Share Incentive Plan (the “Plan”).

We are rendering this legal opinion pursuant to your specific request. In rendering this opinion, we have examined and exclusively relied upon (i) copies (scanned, received by fax or by electronic means, or originals if so expressly stated) of the following documents and (ii) certain additional information described below:

1.	an online extract (uittreksel, the “Extract”) dated September 26, 2016 from the Trade Register of the Chamber of Commerce of Curaçao (the “Trade Register”) relating to the registration of the Company under number 53368(0) and confirmed to us by the Trade Register by telephone on the time and date hereof has remained unaltered since such time and date;

2.	a copy of the articles of association (statuten) of the Company as they stand since their latest amendment dated October 28, 2015, which are the currently effective articles of association according to the Extract (the “Articles”);

The practice is conducted and all instructions are accepted and carried out solely by Spigt Dutch Caribbean NV. All engagements and other rights and obligations are subject to our general terms and conditions as listed on our website and filed with the Court of First Instance at Curaçao. Upon request these general terms and conditions will be sent to you free of charge. Such general terms and conditions contain a limitation of liability, i.e. that in relation to any engagement or other right or obligation our liability is limited to the amount our professional liability insurer will pay out in the specific event.

3.	copies of a foreign exchange license (with no. 046367 issued on July 23, 1991) (the “Foreign Exchange License”), a business license (with no. 1889/92 issued on June 4, 1992) and the directors license for Roni Al-Dor (dated February 15, 2006) and the directors licenses for the other board members of the Company (dated January 3, 2014) (the “Business License”) (the Foreign Exchange License and Business License hereinafter together the “Licenses”);

4.	a scanned copy of the Plan; and

5.	a scanned copy of the minutes of the board meeting of the Company dated February 16, 2016 (the “Management Board Resolution”) resolving to increase the number of Common Shares available for grant under the Plan by 4,000,000 (such Common Shares, the “Additional Shares”).

6.	information obtained by telephone on September 26, 2016 from the bankruptcy clerk's office of the Court of First Instance in Curaçao confirming that no petition has been presented to a court for the bankruptcy (faillissement), dissolution (ontbinding en vereffening) or suspension of payments (surséance van betaling) of the Company and that no receiver, trustee, administrator or other similar officer has been appointed in respect of the Company or any of its assets; and

7.	information obtained by telephone on September 26, 2016 from the Trade Register confirming to us that at the time and date hereof:

(a)	the Company has not registered a voluntary winding-up resolution;

(b)	the Trade Register is not itself taking steps to have the Company dissolved;

(c)	no order placing any assets of the Company under administration (onder bewindstelling) has been registered with it; and

(d)	no order has been made for the dissolution (ontbinding en vereffening) of the Company.

The searches and enquiries referred to above under 6. and 7. do not determine conclusively whether or not the matters or events enquired after have occurred or not. There is no formal register of judgements, declarations or orders.

In addition, we have examined and relied, to the extent we deemed proper, on certificates of the Management of the Company as to factual matters (the “Management Certificate”).

We have not reviewed:

1.	documents (including corporate resolutions and deeds of issuance) relating to the granting of rights to acquire shares and the issuance of shares in the capital of the Company as to the date of this legal opinion or future issuances of shares in the capital of the Company;

2.	the shareholders’ register of the Company.

Headings used in this opinion are for ease of reference only and shall not affect the interpretation hereof. References herein to the plural include the singular and vice versa.

For the purposes of the opinion expressed herein, we have assumed:

(i)	the legal capacity (handelingsbekwaamheid) of all individuals who have signed or will sign documents on which we have expressed reliance (including those individuals acting on the Company's behalf);

(ii)	the genuineness of all signatures on the documents reviewed or on the originals thereof, the authenticity and completeness of all documents submitted to us as originals and the conformity of conformed, (photo)copy, e-mail, faxed or specimen documents to the originals thereof;

(iii)	drafts of documents reviewed by us shall be in conformity with the executed originals;

(iv)	that the Plan has not been amended, supplemented, terminated, rescinded or declared null and void by a court;

(v)	that the Management Board will adopt resolutions to resolve on the granting of the option rights under the Plan and the issuance of the Additional Shares in accordance with the Articles (or other constitutional document applicable at the time of such grant/issuance) and that such resolutions will be in full force and effect upon the issue of the Shares, and the factual statements made in the Management Board Resolution and the Management Certificate are, and will be, complete and correct and correctly reflect the resolutions reflected therein, all as at the date hereof and upon the issue of the Additional Shares;

(vi)	the Additional Shares will be issued (i) pursuant to deed(s) of issue signed by the Company and the acquirer and that all parties to the deed of issue will have the corporate power to execute such deeds and will take all corporate action required to execute such deeds and to issue the Shares and that all parties to the deed(s) of issue will be validly represented by the persons signing the deed(s) of issue on their behalf or (ii) in accordance with the regulations or system of the stock exchange were the Additional Shares will be listed;

(vii)	that the information set forth in the Extract referred to in paragraph 1. above is complete and accurate on the date hereof and consistent with the information contained in the files kept by the Trade Register with respect to the Company; and

(viii)	the reliability of all search results obtained by electronic data transmission and the accuracy of the results of any printed or computer search of offices of public record.

Other than to review the documents listed above, we have not examined any contracts, instruments or other documents entered into by or affecting the Company or its corporate records, unless specifically stated otherwise and, although we have made the enquiries referred to in A below, we have not undertaken any investigations or made any other enquiries or searches concerning the Company.

Where an assumption is stated to be made in this opinion, we have not made any investigation or enquiry with respect to the matters that are the subject of such assumption and we express no views as to such matters.

This opinion is confined to the laws of Curaçao in force as at the date hereof as applied and interpreted according to present published case-law of the Curaçao courts, administrative rulings, notices of and communications with the Central Bank of Curaçao and Sint Maarten (Centrale Bank van Curaçao en Sint Maarten, the “Central Bank”) and authoritative literature.

Based upon and subject to the foregoing and to the further qualifications set out below and subject to any matters, documents or events not disclosed to us by the parties concerned in the course of our investigation, we are of the following opinion:

Corporate Status

(A)	The Company is registered as: (i) a limited liability company (naamloze vennootschap), (ii) duly incorporated on April 6, 1990 and (iii) validly existing under the laws of Curaçao.

Shares to be issued

(B)	The Additional Shares, when issued in accordance with the Articles (or other constitutional document applicable at the time of such issuance) and Curacao Corporate Law pursuant to a resolution of the Management Board by execution of the deed(s) of issue of the Additional Shares validly signed on behalf of all parties thereto and paid for in accordance with the deed(s) of issue, will be duly authorized, validly issued, fully paid, validly outstanding and non-assessable.

The opinion expressed above is subject to the following qualifications:

(A)	The Company may not subscribe for its own shares.

(B)	According to the Articles, the issuance of the Additional Shares requires a resolution of the board of managing directors to that effect. The actual issuance of shares requires a deed of issuance signed by the Company and the acquirer. As of January 1, 2012 the issuance of shares listed on a stock exchange, including shares that will immediately afterwards be accepted for listing, may be issued in accordance with the regulations or system of such stock exchange.

(C)	The term “non-assessable” - which term has no equivalent in Dutch – means that a holder of a share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payments on such share.

(D)	Shares can never be issued as bearer shares.

(E)	The maximum nominal capital of the Company is EUR 710,000 divided into (a) 70,000,000 common shares with a par value of one Eurocent (EUR 0.01) and (b) 1,000,000 preferred shares with a par value of one Eurocent (EUR 0.01).

This opinion:

(a)	constitutes the professional legal opinion of an expert Curaçao counsel and references to “awareness” etcetera herein should be interpreted accordingly;
(b)	expresses and describes Curaçao legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations. This opinion shall be governed by and all words and expressions used herein shall be construed and interpreted in accordance with the laws of Curaçao;
(c)	is addressed to you and is solely for your benefit;
(d)	speaks as of 8.00 a.m., Curaçao time on the date stated above;
(d)	is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the appearance of our firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

Yours faithfully,

Spigt Dutch Caribbean N.V.

/s/ Maike Bergervoet

Maike Bergervoet

Attorney at Law